UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 2, 2011

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 8.01	Other Events.

SIGNATURES

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Item 8.01	Other Events.

On November 2, 2011, GameTech International, Inc. (the “Company”) entered into a Purchase and Sale Agreement and Joint Escrow Instructions (the “Agreement”) to sell certain real property and improvements and certain other assets to a prospective purchaser (the “Prospective Purchaser”).

The property to be sold pursuant to the Agreement consists of the Company’s corporate headquarters in Reno, Nevada, which includes approximately 4.9 acres of land and an industrial facility consisting of approximately 115,000 square feet, and certain other assets related to the property (collectively, the “Property”).  The Agreement also contemplates that the Company would lease a significant portion of the Property from the Prospective Purchaser, for a period of approximately sixteen months, if the transaction is consummated.

The Agreement provides that the Prospective Purchaser’s obligation to purchase remains subject to customary inspections and other due diligence efforts, and also provides that the Prospective Purchaser may terminate the Agreement in its sole discretion at any time prior to the expiration of the due diligence period. If the Prospective Purchaser elects to proceed with the transaction, the Prospective Purchaser will place a nonrefundable deposit into escrow on or around December 16, 2011.  The Company intends to disclose the name of the Prospective  Purchaser and proposed purchase price if, and when, the purchaser elects to place the non-refundable deposit into escrow and the due diligence period expires.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC.

	By:	/s/ James Robertson
James Robertson Vice President and General Counsel
Dated: November 4, 2011

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